Exhibit 99.1

Central Garden & Pet Company Announces Fiscal Third Quarter Revenues and Profits

Fiscal 3Q 2018 sales increased 14.5% to $657.9 million

Fiscal 3Q 2018 diluted EPS increased to $0.79 vs. $0.62 in Fiscal 3Q 2017

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 1, 2018--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal 2018 third quarter ended June 30, 2018.

Fiscal 2018 Third Quarter Financial Results

Total net sales increased 14.5% to $657.9 million compared to $574.6 million in the third quarter a year ago, driven by two recent acquisitions as well as strong organic growth in the Company's Pet segment. Total Company organic growth, facing a difficult comparison with last year's third quarter organic growth of 7.6%, was essentially flat, down 0.1%. Reduced demand in the organic Garden business, impacted by unfavorable weather early in the quarter and a significant year-over-year shift in selling weeks during the third quarter, adversely impacted results, more than offsetting the strong organic growth in the Pet segment. Branded product sales of $516.8 million increased 11.8%, and sales of other manufacturers’ products of $141.1 million rose 25.5%, impacted by the acquisition of General Pet, the Company's new distribution business. Gross margin of 30.7% declined 120 basis points compared to the third quarter a year ago, due primarily to the lower organic volumes in the Company's Garden segment, as well as an unfavorable shift in the mix of sales, and higher raw material, freight, and labor costs across the Company.

Third quarter operating income increased to $60.8 million from $57.9 million in the third quarter a year ago and operating margin decreased 90 basis points to 9.2% compared to 10.1%. Operating income benefited from the Company's recent Bell Nursery acquisition while operating margin was negatively impacted by the decrease in gross margin, partially offset by a decrease in SG&A as a percent of sales of 30 basis points.

Net income of $41.5 million increased 28.8% compared to $32.2 million in the third quarter a year ago, due to the revenue increase and a lower effective tax rate. The tax rate benefited from a reduction in Federal tax rates and recent changes in accounting standards around non-cash equity compensation expense. The impact of these changes more than offset an increase in interest expense of $3.3 million. Earnings per diluted share increased 27.4% to $0.79 from $0.62 in the third quarter a year ago.

"Central continued its strong growth trajectory during the quarter, despite unfavorable weather and the calendar shift, which significantly impacted our Garden segment," said George Roeth, President & CEO of Central Garden & Pet. "It is really a testament to our strategy and the strength and diversity of our portfolio of businesses to be able to show meaningful growth in such a challenging environment." Roeth continued, "Year-to-date, we are financially where we expected to be, with market share gains in both business segments, and are continuing to position our Company for future sustainable organic growth and expansion through acquisitions."

Pet Segment Fiscal 2018 Third Quarter Results

Third quarter net sales for the Pet segment increased 13.2% to $354.7 million, from the same period a year ago, driven almost equally by higher organic Pet sales, which increased 6.6%, and the acquisition of General Pet, which closed in early April. Continued strength in the e-commerce and mass channels were primary drivers of the organic increase, with particular strength in the Company's dog & cat and pet distribution businesses. The Pet segment’s third quarter branded product sales were $267.9 million, up 5.3% compared to a year ago, and sales of other manufacturers’ products were $86.9 million, an increase of 47.3%, largely driven by the acquisition of General Pet.

The Pet segment’s operating income increased 8.7% compared to the third quarter a year ago to $39.2 million. Pet operating margin decreased to 11.1%, a decline of 40 basis points compared to the third quarter a year ago, due to the negative impact of the inclusion of General Pet.

Garden Segment Fiscal 2018 Third Quarter Results

Net sales for the Garden segment rose 16.1% to $303.2 million, due to the Company's recent acquisition of Bell Nursery. The third quarter is typically the largest and only profitable quarter of the year for Bell Nursery. Organic growth decreased 8.2%, significantly impacted by unfavorable weather in the key month of April and a significant shift in selling weeks in the Company's third fiscal quarter vs. a year ago. By contrast, the Garden segment had a strong second fiscal quarter, when organic sales grew 5.8%. The Garden segment’s branded product sales, including Bell, were $248.9 million in the quarter, up 19.9% compared to the third quarter a year ago. Sales of other manufacturers’ products were up 1.5% to $54.3 million.

The Garden segment’s operating income in the quarter increased 6.7% to $40.9 million due to the inclusion of Bell Nursery. Operating margin decreased 120 basis points to 13.5% due largely to lower organic volume. Increased commodity costs and unfavorable freight costs were also contributing factors. Importantly, year-to-date, Garden operating margin was relatively flat vs. the same period a year ago.

Year-to-date 2018 Operating Income, Net Earnings and EPS

For the nine months ended June 30, 2018, the Company reported:

  Year-to-date sales of $1,713.0 million increased 9.5% compared with $1,564.0 million a year ago with organic sales up 2.5%. Garden sales over the period increased 9.8% and organic sales declined 0.6% while Pet sales increased 9.3% for the period with organic sales up 4.7%.
  Gross margin decreased 40 basis points to 30.8% compared to 31.2% in the first nine months of fiscal 2017.
  Operating income of $149.1 million increased 5.2% or $7.4 million from $141.7 million in the first nine months of 2017. Non-GAAP operating income, excluding the sale of a distribution facility in the prior year, increased 6.7% to $149.1 million from $139.7 million.
  Operating margin of 8.7% decreased 40 basis points from 9.1% in the first nine months of fiscal 2017. Non-GAAP operating margin of 8.7% decreased 20 basis points from 8.9%.
  Net income rose 51.6% to $113.0 million from $74.6 million a year ago. Non-GAAP net income, which excludes the impact of the revaluation of deferred tax amounts in fiscal 2018 and the gain from the sale of a distribution facility in 2017, was $96.7 million or an increase of 31.9% compared to $73.3 million in the first nine months of 2017; and
  Diluted earnings per share of $2.15 rose 49.3% from $1.44 per share a year ago. Non-GAAP earnings per diluted share increased 29.6% to $1.84 from $1.42 in the first nine months of 2017.

Additional Information

The Company's cash balance at the end of the quarter increased to $204.4 million compared to $14.5 million in the third quarter a year ago. Total debt at June 30, 2018 was $691.9 million compared to $435.4 million at June 24, 2017. Net interest expense was $10.0 million for the third quarter compared to $7.2 million in the prior-year period. The increases are primarily due to the Company's issuance of $300 million of senior notes in December 2017. The Company's leverage ratio at the end of the third quarter, as defined in the Company's credit agreement, was 3.2x compared to 2.1x at the end of the prior year quarter.

The Company’s effective tax rate for the third quarter of 2018 was 21.5%, compared with 37.2% for the third quarter of 2017. The decrease reflects the reduction in the Federal tax rate and the impact from the changes in recent accounting standards around non-cash equity compensation expense.

2018 Guidance

The Company is maintaining its fiscal 2018 guidance expecting non-GAAP earnings per fully-diluted share of $1.90 or higher for the year. Due to the Bell Nursery acquisition occurring in the middle and most profitable part of the fiscal year, fiscal 2018 earnings benefit from the exclusion of two quarters where Bell Nursery typically is not profitable. If the full year of Bell Nursery were included in the Company’s 2018 fiscal year results, it is estimated that while Bell would still be accretive, the Company’s EPS would be $0.10 lower than the expected $1.90 or higher guidance. Consequently, it is expected that next year's earnings will have less accretion from Bell Nursery due to the inclusion of a full year of Bell Nursery's results.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13681162. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13681162.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, expectations for future financial results, earnings guidance for fiscal 2018 and expected impact of Bell Nursery on fiscal 2019 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  potential impacts of tariffs or trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

ASSETS	June 30, 2018	June 24, 2017	September 30, 2017
Current assets:
Cash and cash equivalents	$204,388	$14,473	$32,397
Restricted cash	13,978	10,999	12,645
Accounts receivable (less allowance for doubtful accounts of $22,021, $21,277 and $21,436)	348,781	279,504	237,868
Inventories	428,007	383,449	382,101
Prepaid expenses and other	26,735	21,558	18,045
Total current assets	1,021,889	709,983	683,056

Land, buildings, improvements and equipment—net	211,817	177,784	180,913
Goodwill	268,243	230,385	256,275
Other intangible assets—net	138,610	90,004	116,067
Other assets	67,846	113,185	70,595
Total	$1,708,405	$1,321,341	$1,306,906

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$108,129	$106,408	$103,283
Accrued expenses	122,897	112,091	116,549
Current portion of long-term debt	119	375	375
Total current liabilities	231,145	218,874	220,207

Long-term debt	691,741	435,074	395,278
Deferred taxes and other long-term obligations	40,798	38,386	54,279

Equity:
Common stock, $0.01 par value: 12,145,135, 12,160,023, and 12,160,023 shares outstanding at June 30, 2018, June 24, 2017 and September 30, 2017	121	122	122
Class A common stock, $0.01 par value: 38,373,324, 37,933,970 and 38,019,736 shares outstanding at June 30, 2018, June 24, 2017 and September 30, 2017	384	379	380
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	392,412	392,995	396,790
Accumulated earnings	352,355	235,070	239,329
Accumulated other comprehensive loss	(1,153)	(1,487)	(951)

Total Central Garden & Pet Company shareholders’ equity	744,135	627,095	635,686
Noncontrolling interest	586	1,912	1,456
Total equity	744,721	629,007	637,142
Total	$1,708,405	$1,321,341	$1,306,906

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2018	June 24, 2017	June 30, 2018	June 24, 2017
Net sales	$657,943	$574,592	$1,713,048	$1,564,014
Cost of goods sold and occupancy	455,879	391,319	1,184,690	1,076,534
Gross profit	202,064	183,273	528,358	487,480
Selling, general and administrative expenses	141,245	125,340	379,232	345,749

Operating income	60,819	57,933	149,126	141,731
Interest expense	(10,597)	(7,273)	(28,577)	(20,976)
Interest income	584	53	1,464	99
Other income (expense)	2,126	1,626	542	(306)
Income before income taxes and noncontrolling interest	52,932	52,339	122,555	120,548
Income tax expense	11,395	19,450	8,802	44,621

Income including noncontrolling interest	41,537	32,889	113,753	75,927
Net income (loss) attributable to noncontrolling interest	(8)	641	727	1,358

Net income attributable to Central Garden & Pet Company	$41,545	$32,248	$113,026	$74,569

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.81	$0.64	$2.22	$1.49
Diluted	$0.79	$0.62	$2.15	$1.44

Weighted average shares used in the computation of net income per share:
Basic	51,134	50,507	50,938	50,084
Diluted	52,575	51,825	52,670	51,769

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP operating income on a consolidated and segment basis and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year earnings.
  Gains or losses on disposals of significant plant assets: we have excluded the impact of gains or losses on the disposal of facilities as these represent infrequent transactions that impact comparability between operating periods. We believe the adjustment of these gains or losses supplements the GAAP information with a measure that may be used to help assess the sustainability of our continuing operating performance.
  Tax impact: the adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)	Transitional impact of U.S. Tax Reform: As a result of the Tax Reform Act, during the first quarter of fiscal 2018, the Company recorded a provisional tax benefit of $16.3 million due to the remeasurement of its deferred tax assets and liabilities. We have excluded only this transitional impact and have not included in the adjustment the ongoing impact of the lower U.S. statutory rate on our current year earnings.
(2)	During the first quarter of fiscal 2017, we recorded a $2.0 million gain in our Garden segment from the sale of a distribution facility resulting from rationalizing our facilities to reduce excess capacity. This adjustment was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		Consolidated		Garden
		June 30, 2018	June 24, 2017	June 30, 2018	June 24, 2017
GAAP operating income		$149,126	$141,731	$93,975	$87,050
Gain on sale of distribution facility	(2)	—	(2,050)	—	(2,050)
Non-GAAP operating income		$149,126	$139,681	$93,975	$85,000
GAAP operating margin		8.7%	9.1%	13.2%	13.4%
Non-GAAP operating margin		8.7%	8.9%	13.2%	13.1%

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		June 30, 2018	June 24, 2017
GAAP net income attributable to Central Garden & Pet		$113,026	$74,569
Gain on sale of distribution facility	(2)	—	(2,050)
Tax effect of sale of distribution facility adjustment		—	759
Tax effect of revaluation of deferred tax amounts	(1)	16,343	—
Total impact on net income from non-GAAP adjustments		$16,343	$(1,291)
Non-GAAP net income attributable to Central Garden & Pet		$96,683	$73,278
GAAP diluted net income per share		$2.15	$1.44
Non-GAAP diluted net income per share		$1.84	$1.42
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		52,670	51,769

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended June 30, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
Reported net sales - Q3 FY18 (GAAP)	$657.9		$354.7		$303.2
Reported net sales - Q3 FY17 (GAAP)	574.6		313.4		261.2
Increase in net sales	83.3	14.5%	41.3	13.2%	42.0	16.1%
Effect of acquisition and divestitures on increase in net sales	84.0		20.6		63.4
Increase (decrease) in organic net sales - Q3 2018	$(0.7)	(0.1)%	$20.7	6.6%	$(21.4)	(8.2)%

	GAAP to Non-GAAP Reconciliation (in millions) For the Nine Months Ended June 30, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
Reported net sales - Q3 FY18 (GAAP)	$1,713.0		$1,001.5		$711.5
Reported net sales - Q3 FY17 (GAAP)	1,564.0		915.9		648.1
Increase in net sales	149	9.5%	85.6	9.3%	63.4	9.8%
Effect of acquisition and divestitures on increase in net sales	110.2		42.6		67.6
Increase (decrease) in organic net sales - Q3 2018	$38.8	2.5%	$43.0	4.7%	$(4.2)	(0.6)%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP Finance - Investor Relations, FP&A, & Corporate Communications